Exhibit 10.113

Letter of Indemnification
Dated 6 July, 2011
Reynolds Group Holdings Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(Germany)

THIS LETTER OF INDEMNIFICATION is dated on 6 July, 2011 and made between
Reynolds Group Holdings Limited (registered in New Zealand whose registered office is at c/- Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand) (“RGHL”);
and
Each Indemnitee (as defined below).
BACKGROUND
A.	As part of the Reynolds group of companies (the “Reynolds Group”), each German Subsidiary (as defined below) is a guarantor and/or a security provider (as relevant) in respect of the Reynolds Group’s existing financing arrangements (the “Existing Financing Arrangements”).
B.	It is currently intended that RGHL will indirectly acquire Graham Packaging Company Inc. (“GPC”) through the merger of an indirect wholly owned subsidiary of RGHL with and into GPC, with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
C.	In order to fund the Acquisition and the associated costs and transactions required to effect the Acquisition, certain members of the Reynolds Group intend to incur additional indebtedness; in connection with this additional indebtedness, the Existing Financing Arrangements may be supplemented and/or amended (collectively, the “Financing Transactions”).
In addition, certain of the German Subsidiaries may be required to take certain steps as may be necessary or desirable to effect corporate restructuring(s) and other steps necessary or desirable to implement the Acquisition and may also participate in and take steps in connection with the acquisition of certain of the GPC entities, and associated steps to fund such acquisitions, by members of the Reynolds Group upon or following closing of the Acquisition, including, without limitation, by way of entry into any acquisition agreement(s), loan agreements, capital increases and/or any other related and necessary documents (the “Acquisition and Structuring Transactions”).
Furthermore, certain of the German Subsidiaries may be required to take certain steps as may be necessary or desirable to effect other acquisitions, dispositions, financings, refinancings or corporate restructurings in connection with any future acquisition, disposition, financing, corporate restructuring or any other transaction entered into by members of the Reynolds Group, including, without limitation, by way of entry into any acquisition agreement, indenture, credit or other financing agreement, intercreditor agreement, guarantee, security document, purchase agreement, registration rights agreement or any other document, or any joinder to, or amendment or affirmation of, such document (each such transaction, a “Prospective Transaction”, and collectively, the “Prospective Transactions”).
(The Financing Transactions together with the Acquisition and Structuring Transactions and the Prospective Transactions are, collectively, the “Transactions”, and the documents relating to the Transactions, are collectively, the “Transaction Documents”.)
D.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions, as further described below.
It is the intention of RGHL that this document be executed as a Letter of Indemnification (this “Letter”) in favour and for the benefit of each Indemnitee.
IT IS AGREED as follows:
1.	Definitions
“Director” means any managing director (Geschaftsftihrer), in the case of SIG Euro Holding AG & Co. KGaA, members of the board of directors (Verwaltungsrat) of its general partner SIG Reinag AG.
“German Subsidiary” means each company and partnership listed in Part A of the Schedule to this Letter.
“Indemnitee” means each person listed in Part B of the Schedule to this Letter and, after the date of this Letter, any person serving as or elected to or appointed to serve as a Director of a German Subsidiary.
“Indemnitee Company” means, in relation to an Indemnitee, any German Subsidiary of which an Indemnitee is a Director.
2.	Indemnification
Subject to an Indemnitee complying with the procedures of clause 4 below, RGHL shall — upon first demand (auf erstes Anfordern) — indemnify (freistelleri) each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of an Indemnitee Company in his or her capacity as a Director of the Indemnitee Company in connection with any Transactions or the approval or execution of any Transaction Document or associated corporate authorization or resolutions or documents in relation to the Transactions.
3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter, an Indemnitee shall not be entitled to indemnification under this Letter:
(a)	to the extent such indemnification is not permitted by applicable laws; or

(b)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, unless the Indemnitee assigns to RGHL any related payments claims under such insurance policy; or

(c)	to the extent that payment has or will be made to the relevant Indemnitee by the relevant Indemnitee Company or any affiliate of RGHL otherwise than pursuant to this Letter.
4.	Indemnification Procedure

4.1.	To qualify for indemnification under this Letter, each Indemnitee shall give RGHL notice in writing (including by e-mail or telefax) as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter.

4.2.	To obtain indemnification payments or advances under this Letter, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee.

4.3.	Subject to clauses 4.2 and 4.4, RGHL shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.

4.4.	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to RGHL any related payments claims under such insurance policy. However this clause 4.4 does not affect the Indemnitee’s right to indemnification under clause 2 above.

4.5.	For the avoidance of doubt, an Indemnitee shall not forego any rights to indemnification under this Letter where he fails to give notice within the period specified in clause 4.1 (“as soon as practicable”) of this clause 4.

5.	Severability

If any provision or provisions of this Letter shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter and this Letter as such shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing Law and Jurisdiction; Language

This Letter shall be governed by and its provisions construed in accordance with German law. For the benefit of each Indemnitee, RGHL submits to the non-exclusive jurisdiction of the courts of Neuss (Germany) to settle any dispute arising out of or in connection with this Letter (including any dispute regarding the existence, validity or termination of this Letter).

Whenever an English term of this Letter is followed by a German term in parenthesis, the German term shall prevail for the purpose of construction of this Letter.

7.	Amendments

No amendment or modification of this Letter shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter.

8.	Continuation of Agreement

This Letter shall remain in effect in favour and for the benefit of each Indemnitee with respect to any action or failure to act of such Indemnitee during the term of service of such Indemnitee as a Director of the relevant German Subsidiary, whether or not the term of service of such Indemnitee has concluded.

This Letter has been executed as of the date stated at the beginning hereof.
Reynolds Group Holdings Limited

/s/ Graeme Richard Hart
Name:	Graeme Richard Hart
Title:	Director

Schedule
Part A
List of German Subsidiaries
•	Omni-Pac Ekco GmbH Verpackungsmittel

•	Omni-Pac GmbH Verpackungsmittel

•	Pactiv Deutschland Holdinggesellschaft mbH

•	Pactiv Hamburg Holdings GmbH

•	SIG Beverages Germany GmbH

•	SIG Combibloc Holding GmbH

•	SIG Combibloc Systems GmbH

•	SIG Combibloc GmbH

•	SIG Combibloc Zerspanungstechnik GmbH

•	SIG Information Technology GmbH

•	SIG International Services GmbH

•	SIG Vietnam Beteiligungs GmbH

•	SIG Euro Holding AG & Co KGaA

Part B
List of Indemnitees
•	Marco Haussener

•	Joachim Frommherz

•	Holger Christian Dickers

•	Christian Alt

•	Henrik Wagner

•	Herman-Josef Bücker

•	Timo Snellman

•	Dr Franz-Josef Collin

•	Thomas Kloubert

•	Oliver Betzer

•	Stefan Beese

•	Petro Kowalskyj

•	Juergen Sender